Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Synergy Resources Corporation
Denver, Colorado

We have audited the accompanying statements of operating revenues and direct operating expenses of properties acquired by Synergy Resources Corporation from K.P. Kauffman Company, Inc. (the “Acquired Operating Assets”) for the years ended December 31, 2014 and 2013, and the related notes to the statements of operating revenues and direct operating expenses.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements of operating revenues and direct operating expenses referred to above present fairly, in all material respects, the operating revenues and direct operating expenses, described in Note 2, of the Acquired Operating Assets for each of the years ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

BASIS OF ACCOUNTING

As described in Note 2, the statements of operating revenues and direct operating expenses have been prepared for the purpose of complying with Rule 3-05 of Regulation S-X in connection with the acquisition of assets by Synergy Resources Corporation and are not intended to be a complete presentation of the Acquired Operating Assets’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ EKS&H LLLP
Denver, Colorado
December 18, 2015

Acquired Operating Assets
Statements of Revenues and Direct Operating Expenses
(in thousands)

	Years Ended December 31,
	2014	2013
Revenues:
Oil and gas revenues	$12,229	$69

Direct operating expenses:
Lease operating expenses	399	1
Severance and ad valorem taxes	731	4
Total direct operating expenses	1,130	5

Revenues in excess of direct operating expenses	$11,099	$64

The accompanying notes are an integral part of these financial statements.

Acquired Operating Assets
Statements of Revenues and Direct Operating Expenses
(unaudited; in thousands)

	Six Months Ended June 30,
	2015	2014
Revenues:
Oil and gas revenues	$7,667	$5,527

Direct operating expenses:
Lease operating expenses	275	107
Severance and ad valorem taxes	442	330
Total direct operating expenses	717	437

Revenues in excess of direct operating expenses	$6,950	$5,090

The accompanying notes are an integral part of these financial statements.

Acquired Operating Assets
Notes to Statements of Revenues and Direct Operating Expenses
For the years ended December 31, 2014 and 2013
And for the six months ended June 30, 2015 and 2014 (unaudited)

1. Acquired Operating Assets and Summary of Significant Accounting Policies

Acquired Operating Assets: On September 14, 2015, Synergy Resources Corporation (the “Company”) entered into a definitive purchase and sale agreement (“the Agreement”) with K.P. Kauffman Company, Inc. (the “Seller”) for their interests in 29 non-operated horizontal wells and approximately 4,300 net acres of oil and gas leasehold interests and related assets. Collectively, the ownership interests acquired from the Seller are described as the “Acquired Operating Assets.” The accompanying Statements of Revenues and Direct Operating Expenses (the "Statements") represent the acquired interests in the revenues and direct operating expenses of the Acquired Operating Assets.

On October 20, 2015, the Company closed the transaction with the Seller for a combination of cash and stock. The Seller received cash consideration of approximately $35.0 million and 4,418,413 shares of the Company's common stock, valued at $49.8 million.

Oil and Gas Reserves: Oil and gas reserves represent theoretical quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the Company’s and the Seller’s control. Accordingly, reserve estimates and the projected economic value of the assets will differ from the actual future quantities of oil and gas ultimately recovered and the corresponding value associated with the recovery of these reserves.

Oil and Gas Revenues: The Seller derives revenue primarily from the sale of crude oil and natural gas produced from its wells.  Revenues from production on properties in which the Seller shares an economic interest with other owners are recognized on the basis of the Seller's pro-rata interest. Revenues are reported on a net revenue interest basis, which excludes revenues that are attributable to other parties' working or royalty interests.  Revenue is recorded and receivables are accrued in the month production is delivered to the purchaser, at which time ownership of the oil is transferred to the purchaser. Revenues are reported on a gross basis for the amounts received before taking into account production taxes and lease operating expenses, which are reported as direct operating expenses.  Payment is generally received between 30 and 90 days after the date of sale.  Provided that reasonable estimates can be made, revenue and receivables are accrued to recognize delivery of product to the purchaser. Differences between estimates and actual volumes and prices, if any, are adjusted upon final settlement.

During the years ended December 31, 2014 and 2013, oil revenues were $7,423.0 thousand and $30.1 thousand, respectively, and gas revenues were $4,806.0 thousand and $38.9 thousand, respectively. For the unaudited six months ended June 30, 2015 and 2014, oil revenues were $4,487.8 thousand and $3,464.6 thousand, respectively, and gas revenues were $3,178.8 thousand and $2,062.8 thousand, respectively.

Direct Operating Expenses: Costs incurred to operate and maintain wells and related equipment and facilities are expensed as incurred. Direct operating expenses include the costs of labor to operate the wells and related equipment, repairs and maintenance, materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities, property taxes and insurance applicable to producing properties and wells and related equipment and facilities, and severance and ad valorem taxes. Certain costs such as depletion, depreciation and amortization, accretion of asset retirement obligations, general and administrative expenses, federal and state income taxes, and interest expense were not allocated to the Acquired Operating Assets.

Use of Estimates: The preparation of the statements of operating revenues and direct operating expenses of the Acquired Operating Assets in conformity with United States generally accepted accounting principles (US GAAP) requires the use of estimates and assumptions regarding certain types of revenues and direct operating expenses during the respective reporting periods. Such estimates primarily relate to unsettled transactions as of the date of the financial statements due to non-operated properties. Accordingly, upon settlement, actual results may differ from these estimates.

2. Basis of Presentation, Omitted Financial Information, and Interim Financial Information

The accompanying statements of revenues and direct operating expenses relate to the operations of the Acquired Operating Assets and have been derived from the historical accounting records maintained by the Seller. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and federal and state income taxes are omitted. As such, this financial information is not intended to be a complete presentation of the revenues and expenses of the Acquired Operating Assets. Furthermore, the information may not be representative of future operations due to changes in the business and the exclusion of the omitted information. The historical statements of revenues and direct operating expenses of the Acquired Operating Assets are presented in lieu of the full financial statements required under the Securities and Exchange Commission’s (“SEC”) Rule 3-05 of Regulation S-X.

The Company believes that it is appropriate to provide historical statements of revenues and direct operating expenses for the Acquired Operating Assets in lieu of complete financial statements for the following reasons:

•
Financial statements prepared in accordance with generally accepted accounting principles were never prepared for the Acquired Operating Assets. Certain financial calculations, such as the calculation of depreciation, depletion, and amortization expense under the full cost method of accounting, and the estimation of asset retirement obligations, were not prepared. Indirect expenses were not allocated to individual assets. Certain expenses related to the assets were recorded on a commingled basis with expenses related to other assets owned by the Seller and/or its affiliated entities;

•
The acquisition of the Acquired Operating Assets does not include the acquisition of any indirect assets or systems used by the Seller. The Acquired Operating Assets will be integrated with other assets owned by the Company, and any future indirect activities will be performed by the Company’s employees. None of the managers or other personnel performing indirect activities for the Seller will be employed by the Company;

•
Historical depreciation, depletion, amortization, and federal and state income taxes attributable to the Acquired Operating Assets are irrelevant to investors as future calculations will be based upon the fair value of the Acquired Operating Assets at the date of acquisition and costs incurred in prior periods will have no impact on the calculation.

Interim Financial Information: The financial information for the six months ended June 30, 2015 and 2014 is unaudited.  In the opinion of management, this information contains all adjustments, and all adjustments have been prepared on the same basis as the annual statements of revenues and direct operating expenses and for a fair statement of the revenues and direct operating expenses for the periods presented in accordance with the indicated basis of presentation.  The revenues and direct operating expenses for interim periods are not necessarily indicative of the revenues and direct operating expenses for the full fiscal year.

3. Commitments and Contingencies

Pursuant to the terms of the Agreement, the Company believes that there are no claims, litigation or disputes pending as of the effective date, or any matters arising in connection with indemnifications, and the parties to the Agreement are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the statements of revenues and direct operating expenses.

4.  Subsequent Events

The Company has evaluated subsequent events through December 18, 2015, the date the accompanying Statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying Statements.

5.  Unaudited Oil and Gas Reserves Information

Oil and Natural Gas Reserve Information:  Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made). Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Proved oil and natural gas reserve information for the Acquired Operating Assets has only been prepared as of December 31, 2014, and the related discounted future net cash flows excluding income taxes are based on engineering estimates. Reserve information for the properties was prepared in accordance with guidelines established by the SEC. Proved oil and gas reserves were calculated based on the prices for oil and gas during the 12 month period before the respective reporting date, determined as the unweighted arithmetic average of the first day of the month price for each month within such period. This average price is also used in calculating the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows. Undrilled locations are classified as having proved undeveloped reserves only if a development plan has been implemented indicating that they are scheduled to be drilled within five years. As these reserves are prepared on a historical and standalone basis, these reserves may not be indicative of the reserves presented in future filings.

As SEC compliant reserve studies were not prepared for periods prior to December 31, 2014, the January 1, 2013 and December 31, 2013 reserve estimates were based on December 31, 2014 reserve estimates adjusted for actual 2013 and 2014 production, extensions, discoveries, and drilling activity.  As such, the January 1, 2013 and December 31, 2013 reserve estimates do not include the impact, if any, of timing, pricing, revisions of prior estimates, and income taxes.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board (the “FASB”) and the SEC.  These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value.  The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process.

An SEC compliant reserve study is not necessarily indicative of fair value under the terms prescribed by ASC 805. An SEC compliant reserve report is based on historical commodity prices while a fair value report is typically based on forward looking prices. Additionally, the SEC method does not take into account the uncertainty of developing reserves while the fair value method applies a risk weighting to the different reserve classes.

The following table sets forth information regarding estimated quantities of proved developed and undeveloped oil and gas reserve quantities of the Acquired Operating Assets and changes therein for each of the fiscal years presented:

	Oil (MBbl1)	Gas (MMcf2)	MBOE[3]
Balance, January 1, 2013	635	11,074	2,481
Extensions, discoveries, and other additions	1,216	27,474	5,795
Production	—	(6)	(1)
Balance, December 31, 2013	1,851	38,542	8,275
Extensions, discoveries, and other additions	4,234	33,428	9,805
Production	(93)	(1,008)	(261)
Balance, December 31, 2014	5,992	70,962	17,819

Proved developed and undeveloped reserves:
Developed at December 31, 2013	62	1,554	321
Undeveloped at December 31, 2013	1,789	36,988	7,954
Balance, December 31, 2013	1,851	38,542	8,275

Proved developed and undeveloped reserves:
Developed at December 31, 2014	630	13,397	2,863
Undeveloped at December 31, 2014	5,362	57,565	14,956
Balance, December 31, 2014	5,992	70,962	17,819

1 "MBbl” refers to one thousand stock tank barrels, or 42,000 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons.
2 "MMcf” refers to one million cubic feet of natural gas.
3 "MBOE” refers to one thousand barrels of oil equivalent, which combines MBbls of oil and MMcf of gas by converting each six MMcf of gas to one MBbl of oil.

Standardized Measure of Discounted Future Net Cash Flows:  The following summary sets forth the future net cash flows relating to proved oil and gas reserves of the Acquired Operating Assets based on the standardized measure in accordance with guidelines established by the SEC. The disclosure excludes the impact, if any, of timing, pricing, revisions of prior estimates, and income taxes as discussed earlier:

(in thousands)	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013
Future cash inflow	$915,481	$382,747
Future production costs	(222,125)	(88,749)
Future development costs	(282,881)	(90,989)
Future net cash flows	410,475	203,009
10% annual discount for estimated timing of cash flows	(260,194)	(114,903)
Standardized measure of discounted future net cash flows	$150,281	$88,106

Changes in the Standardized Measure of Discounted Future Net Cash Flows:  An analysis of the changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2014 and 2013 are as follows and excludes the impact, if any, of timing, pricing, revisions of prior estimates, and federal and state income taxes as discussed earlier. As discussed above, January 1, 2013 and December 31, 2013 amounts were based on the reserves as of December 31, 2014, with adjustments for 2013 and 2014 actual sales and production costs, 2013 and 2014 actual development costs incurred, and accretion of the discount during the period:

(in thousands)	December 31, 2014	December 31, 2013
Standardized measure, beginning of year	$88,106	$28,879
Sale and transfers, net of production costs and taxes	(11,099)	(64)
Extensions, discoveries, and improved recovery	28,465	52,605
Development costs incurred during the period	35,998	3,798
Accretion of discount	8,811	2,888
Standardized measure, end of year	$150,281	$88,106

SYNERGY RESOURCES CORPORATION
PRO FORMA FINANCIAL INFORMATION
(Unaudited)

Property Acquisition

On September 14, 2015, Synergy Resources Corporation (the “Company”) entered into a definitive purchase and sale agreement (“the Agreement”) with K.P. Kauffman Company, Inc. (the “Seller”) for their interests in 29 non-operated horizontal wells and approximately 4,300 net acres of oil and gas leasehold interests and related assets. Collectively, the ownership interests acquired from the Seller are described as the “Acquired Operating Assets.” The accompanying Pro Forma Financial Information represents the acquired interests in the revenues and direct operating expenses of the Acquired Operating Assets.

The Acquired Operating Assets increase the Company’s mineral assets in the core of the Wattenberg Field and increase the Company’s opportunity to participate in wells with two of the premier operators in the core of the Wattenberg Field. While all of the acres are held by production, a relatively small proportion of the total acreage is developed. The Company expects the acreage to provide a multi-year drilling inventory. When fully developed, the Acquired Operating Assets are expected to be accretive to cash flow and earnings per share.

On October 20, 2015, the Company closed the transaction with the Seller for a combination of cash and stock. The Seller received cash consideration of approximately $35.0 million and 4,418,413 shares of the Company's common stock, valued at $49.8 million.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma financial statements and related footnotes give effect to the acquisition of the Acquired Operating Assets. The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2015 reflects the acquisition of the Acquired Operating Assets as if it had occurred on September 1, 2014. The unaudited pro forma condensed combined balance sheet as of August 31, 2015 reflects the acquisition of the Acquired Operating Assets as if it had occurred on August 31, 2015.

The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Company believes to be reasonable under the circumstances. Pursuant to Regulation S-X, Article 11, of the Securities and Exchange Commission, pro forma adjustments include the effects of events that are directly attributable to the acquisition and are factually supportable. As actual adjustments may differ from pro forma adjustments, the unaudited pro forma combined financial information has been prepared for informational purposes only. It is not intended to be indicative of the Company’s results of operations or financial position that might have been achieved had the acquisition been completed as of the dates presented, or the Company’s future results of operations or financial position.

The purchase price is preliminary and includes significant use of estimates. The fair values of the assets acquired and liabilities assumed are preliminary and are subject to revision as the Company continues to evaluate the fair value of this acquisition. Accordingly, the allocation will change as additional information becomes available and is assessed by the Company, and the impact of such changes may be material.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended August 31, 2015, as filed on October 16, 2015.

Synergy Resources Corporation Acquisition of Acquired Operating Assets
Pro Forma Condensed Combined Balance Sheet
August 31, 2015
(unaudited; in thousands)

ASSETS	Synergy Resources Historical	Acquired Assets Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$133,908	$(35,045)	(a)	$98,863
Accounts receivables	28,926	1,076	(b)	30,002
Commodity derivative	2,897	—		2,897
Other current assets	1,109	—		1,109
Total current assets	166,840	(33,969)		132,871

Oil and gas properties, full cost method:
Proved properties, net	452,393	46,342	(c)	498,735
Unproved properties and properties under development, not being amortized	77,564	37,766	(c)	115,330
Other property and equipment, net	4,783	—		4,783
Property and equipment, net	534,740	84,108		618,848

Commodity derivative	1,565	—		1,565
Goodwill	40,711	—		40,711
Other assets	2,593	—		2,593

Total assets	$746,449	$50,139		$796,588

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$670	$70	(b)	$740
Well costs payable	33,071	—		33,071
Revenue payable	19,044	—		19,044
Production taxes payable	20,899	—		20,899
Other accrued expenses	27	—		27
Total current liabilities	73,711	70		73,781

Revolving credit facility	78,000	—		78,000
Deferred tax liability, net	10,007	—		10,007
Asset retirement obligations	12,334	229	(d)	12,563
Total liabilities	174,052	299		174,351

Shareholders' equity:
Preferred stock	—	—		—
Common stock	105	5	(a)	110
Additional paid-in capital	538,631	49,835	(a)	588,466
Retained earnings	33,661	—		33,661
Total shareholders' equity	572,397	49,840		622,237

Total liabilities and shareholders' equity	$746,449	$50,139		$796,588

See accompanying Notes to the Pro Forma Financial Information

Synergy Resources Corporation Acquisition of Acquired Operating Assets
Pro Forma Condensed Combined Statement of Operations
For the Year Ended August 31, 2015
(unaudited; in thousands, except share and per share data)

	Synergy Resources Historical	Acquired Operating Assets Historical	Pro Forma Adjustments		Pro Forma Combined
		(a)
Oil and gas revenues	$124,843	$13,302	$—		$138,145

Expenses
Lease operating expenses	15,017	564	—		15,581
Production taxes	11,340	775	—		12,115
Depreciation, depletion, accretion, and amortization	65,869	—	6,114	(b)	71,983
Full cost ceiling impairment	16,000	—	—		16,000
General and administrative	18,995	—	—		18,995
Total expenses	127,221	1,339	6,114		134,674

Operating (loss) income	(2,378)	11,963	(6,114)		3,471

Other income (expense)
Commodity derivative gain (realized and unrealized)	32,256	—	—		32,256
Interest expense, net	(159)	—	—		(159)
Total other income (expense)	32,097	—	—		32,097

Income before income taxes	29,719	11,963	(6,114)		35,568

Income tax provision	11,677	—	2,299	(c)	13,976
Net income	$18,042	$11,963	$(8,413)		$21,592

Net income per common share:
Basic	$0.19	$—	$—		$0.22
Diluted	$0.19	$—	$—		$0.22

Weighted-average shares outstanding:
Basic	94,628,665	—	4,418,413	(d)	99,047,078
Diluted	95,319,269	—	4,418,413	(d)	99,737,682

See accompanying Notes to the Pro Forma Financial Information

SYNERGY RESOURCES CORPORATION
NOTES TO PRO FORMA FINANCIAL INFORMATION
(unaudited)

Note 1 - Financial Statement Presentation and Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2015 was derived from the unaudited statement of revenues and direct operating expenses of the Acquired Operating Assets for the twelve month period ended August 31, 2015, together with pro forma adjustments to give effect to the acquisition as if it occurred on September 1, 2014.  The unaudited pro forma condensed combined balance sheet as of August 31, 2015 reflects the acquisition of the Acquired Operating Assets as if it had occurred on August 31, 2015.

These unaudited pro forma condensed combined financial statements are provided for illustrative purposes and do not purport to represent what the Company’s results of operations or financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required, and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

The following purchase price allocation for the Acquired Operating Assets is preliminary and includes significant use of estimates. The fair values of the assets acquired and liabilities assumed are preliminary and are subject to revision as the Company continues to evaluate the fair value of this acquisition. Accordingly, the allocation will change as additional information becomes available and is assessed by management, and the impact of such changes may be material. The following table summarizes the preliminary purchase price and preliminary estimated values of assets acquired and liabilities assumed (in thousands):

Preliminary Purchase Price	October 20, 2015
Consideration given:
Cash	$35,045
Synergy Resources Corp. Common Stock (1)	49,840
Liabilities assumed, including asset retirement obligations	299
Total consideration given	$85,184

Preliminary Allocation of Purchase Price
Proved oil and gas properties (2)	$46,342
Unproved oil and gas properties	37,766
Other assets, including accounts receivable	$1,076
Total fair value of assets acquired	$85,184

(1) The fair value of the consideration attributed to the Common Stock under ASC 805 was based on the Company's closing stock price on the measurement date of October 20, 2015 (4,418,413 shares at $11.28).
(2) Proved oil and gas properties were measured primarily using an income approach. The fair value measurements of the oil and gas assets were based, in part, on significant inputs not observable in the market and thus represent a Level 3 measurement. The significant inputs included assumed future production profiles, commodity prices (mainly based on observable market inputs), a discount rate of 12%, and assumptions on the timing and amount of future development and operating costs.

Note 2 - Adjustments to Pro Forma Condensed Combined Balance Sheet for August 31, 2015

(a)	Reflects the issuance of common stock to Seller and cash used to fund the acquisition.

(b)	Reflects the estimated assets and liabilities for production proceeds, operating costs, royalties payable, and taxes payable assumed by or reimbursed by the Company at closing.

(c)	Reflects management’s preliminary fair value estimate of the acquired oil and gas properties.

(in thousands)
Evaluated oil and gas properties	$46,342

Unevaluated oil and gas properties	$37,766

(d)	Reflects adjustment for estimated asset retirement costs and asset retirement obligations for the acquired producing oil and gas properties of $0.2 million.

Note 3 - Adjustments to Pro Forma Condensed Combined Statement of Operations for the Year Ended August 31, 2015

(a)	Operating revenues and direct operating expenses of the interests acquired in the Acquired Operating Assets for the period September 1, 2014 to August 31, 2015.

(b)
Reflects additional depletion, depreciation, and amortization expense and asset retirement obligation accretion attributable to the interests acquired in the Acquired Operating Assets based on the preliminary purchase price allocations.

(c)
Reflects adjustment to the income tax provision for the estimated impact of the acquired properties’ revenue and direct operating expenses. Income taxes were adjusted using the Company's 2015 combined effective federal and state tax rate of 39.3%.

(d)	Reflects the issuance of common stock to Seller as partial consideration for the acquired properties.